Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of BFC Financial Corporation for the registration of 11,500,000 shares of its Class A Common Stock and to the incorporation by reference therein of our report dated March 14, 2007, with respect to the consolidated financial statements of Bluegreen Corporation included in Bluegreen Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Certified Public Accountants
Miami, Florida
March 27, 2007